NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Reports Record Year and Remains Optimistic for Fiscal 2010

Ankeny, Iowa, June 15, 2009—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported earnings for the fourth quarter and the fiscal year ended April 30, 2009. For the quarter, basic earnings per share from continuing operations were $0.31 compared to $0.28 a year ago. For the year, basic earnings per share were $1.69, up from $1.68 in fiscal 2008. The results include a $9.1 million pre-tax charge related to the previously disclosed settlement of two wage and hour lawsuits. Without the effect of the settlement, earnings would have been approximately $1.80 for the year. “Despite this charge and a very challenging economy, we were able to achieve record earnings and we anticipate continuing our strong performance in fiscal 2010,” said President and CEO Robert J. Myers.

Gasoline—Casey’s annual goal in fiscal 2009 was to increase same-store gasoline gallons sold 2% with an average margin of 10.8 cents per gallon. For the year, same-store gallons were up 1% with an average margin of 12.9 cents per gallon. “The high retail price environment held same-store gallons in check during the first half of the fiscal year,” said Myers. “However, same-store gallons improved during the second half of the year as retail prices declined.” Same-store gallons sold were up 1.2% for the fourth quarter with an average margin of 12.1 cents.

Grocery and Other Merchandise—The Company’s goal was to increase same-store sales 7% with an average margin of 33.2%. For the fiscal year, same-store sales rose 5.9% with an average margin of 33.5%; up 40 basis points from a year ago. Gains made in the cigarette area and the continued popularity of high-margin beverages were significant contributors to the growth. “We are pleased with this category’s performance over the past several years and remain encouraged about future growth opportunities,” stated Myers. For the quarter, same-store sales increased 8% with an average margin of 32.9%.

Prepared Food and Fountain—Casey’s annual goal was to increase same-store sales 6.8% with a margin of 61.2%. Same-store sales increased 9.1% during fiscal 2009, with an average margin of 61.4%. “The Company benefited from strategic price increases implemented early in the year and was successful in negotiating a forward buy that locked in our cheese cost through October 2009,” said Myers. “In fiscal 2010 we intend to maintain the momentum by expanding our coffee and fountain selections, introducing new menu items and continuing the roll-out of our made-to-order sub sandwich program.” Total sales for the year were up 11.2% to $335.6 million. Same-store sales in the fourth quarter rose 7.2%, with a margin of 62.7%; up 180 basis points from the fourth quarter a year ago.

Operating Expenses—For the fiscal year, operating expenses increased 6.2%. In the fourth quarter, operating expenses were up 7.1%. Without the effect of the lawsuit settlement, operating expenses would have been up only 4.3% for the year and down 0.6% in the quarter. “Lower fuel prices during the second half of the year helped reduce our transportation costs and credit card fees,” stated Myers.

Expansion—The goal for fiscal 2009 was to increase the total number of stores 4%. For the year, the Company increased the store count by approximately 2%, with 16 new store constructions and 16 acquired stores. “In addition to unit growth, we continue to replace and remodel existing locations to meet the changing needs of our customers,” stated Myers. “During fiscal 2009 we replaced 14 stores and completed 2 remodels utilizing the features of our new store design.”

Fiscal 2010 Goals—Myers shared four corporate performance goals for fiscal 2010:

•	Increase same-store gasoline gallons sold 2% with an average margin of 11 cents per gallon.

•	Increase same-store grocery and other merchandise sales 8.9% with an average margin of 33.9%.

•	Increase same-store prepared food and fountain sales 7.5% with an average margin of 62%.

•	Increase the total number of stores by 4%.

Dividends—At its June meeting, the Board of Directors increased the quarterly dividend to $0.085 per share. The dividend is payable August 17, 2009 to shareholders of record on August 3, 2009.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts)

	Three months ended April 30,		Year ended April 30,
	2009	2008	2009	2008
Total revenue	$883,015	$1,204,723	$4,687,895	$4,828,793
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	710,859	1,046,139	3,964,513	4,142,552

Gross profit	172,156	158,584	723,382	686,241
Operating expenses	125,325	116,975	504,181	474,794
Depreciation and amortization	17,369	16,973	69,406	67,651
Interest, net	2,892	2,780	10,626	9,792

Earnings from continuing operations before income taxes	26,570	21,856	139,169	134,004
Federal and state income taxes	10,997	7,401	53,425	49,031

Earnings from continuing operations	15,573	14,455	85,744	84,973
Loss on discontinued operations, net of tax benefit of $12, $32, $35 and $52	18	49	54	82

Net earnings	$15,555	$14,406	$85,690	$84,891

Basic
Earnings from continuing operations	$.31	$.28	$1.69	$1.68
Loss on discontinued operations, net of tax benefit	—	—	—	—

Net earnings per common share	$.31	$.28	$1.69	$1.68

Diluted
Earnings from continuing operations	$.31	$.28	$1.68	$1.67
Loss on discontinued operations, net of tax benefit	—	—	—	—

Net earnings per common share	$.31	$.28	$1.68	$1.67

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	April 30, 2009	April 30, 2008
Assets
Current assets
Cash and cash equivalents	$145,695	$154,523
Receivables	10,888	16,662
Inventories	106,528	124,503
Prepaid expenses	1,394	1,419
Deferred income taxes	11,895	8,398
Income taxes receivable	8,327	7,751

Total current assets	284,727	313,256

Property and equipment, at cost
Land	273,406	249,842
Buildings and leasehold improvements	568,366	523,748
Machinery and equipment	711,090	655,270
Leasehold interest in property and equipment	17,924	15,194

	1,570,786	1,444,054
Less accumulated depreciation and amortization	652,376	595,316

Net property and equipment	918,410	848,738

Other assets, net of amortization	8,582	8,898
Goodwill	50,976	48,308

Total assets	$1,262,695	$1,219,200

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$28,442	$34,383
Accounts payable	115,436	163,343
Accrued expenses
Wages and related taxes	23,155	13,816
Property taxes	14,156	13,877
Insurance	19,111	18,265
Other	20,943	15,415

Total current liabilities	221,243	259,099

Long-term debt, net of current maturities	167,887	181,443
Deferred income taxes	125,536	105,959
Deferred compensation	11,085	10,201
Other long-term liabilities	15,914	15,026

Total liabilities	541,665	571,728

Total shareholders’ equity	721,030	647,472

Total liabilities and shareholders’ equity	$1,262,695	$1,219,200

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Year ended 4/30/09	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$3,321,549	$1,010,018	$335,587	$20,741	$4,687,895
Gross profit	$159,787	$338,135	$205,954	$19,506	$723,382
Margin	4.8%	33.5%	61.4%	94.0%	15.4%
Gasoline gallons	1,241,502

Year ended 4/30/08
Sales	$3,559,245	$943,118	$301,702	$24,728	$4,828,793
Gross profit	$168,934	$311,959	$188,002	$17,346	$686,241
Margin	4.7%	33.1%	62.3%	70.1%	14.2%

Gasoline gallons	1,214,932

Gasoline Gallons						Gasoline Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2009	0.5%	0.2%	2.1%	1.2%	1.0%	F2009	15.6 ¢	13.7 ¢	9.9 ¢	12.1 ¢	12.9 ¢
F2008	0.3	-1.6	-3.9	-2.5	-2.0	F2008	15.8	13.6	13.5	12.6	13.9
F2007	-2.9	2.7	4.0	2.8	1.4	F2007	9.8	9.4	10.5	11.8	10.4

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2009	4.7%	4.9%	6.5%	8.0%	5.9%	F2009	34.0%	33.9%	32.9%	32.9%	33.5%
F2008	9.1	11.2	5.4	3.6	7.3	F2008	34.0	33.1	31.9	33.2	33.1
F2007	2.3	3.5	6.7	7.3	4.6	F2007	32.2	32.6	30.8	35.0	32.7

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2009	12.3%	9.3%	8.1%	7.2%	9.1%	F2009	60.5%	60.6%	61.8%	62.7%	61.4%
F2008	9.5	10.6	8.4	11.2	9.8	F2008	61.7	63.0	63.6	60.9	62.3
F2007	9.5	13.7	11.9	8.5	11.0	F2007	62.9	61.6	62.1	61.6	62.0

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 16, 2009. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.